Exhibit 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Media Contact: Karl Walquist, (775) 834-3891
Analyst Contact: Britta Carlson, (702) 367-5624
April 28, 2006
Sierra Pacific Resources Reports 1st Quarter 2006 Earnings
     Las Vegas, NV — Sierra Pacific Resources (NYSE: SRP) today announced consolidated earnings applicable to common stock of $1.2 million, or 1 cent per share, for the three months ended March 31, 2006, compared with a loss applicable to common stock of $9.5 million, or a loss of 8 cents per share, for the first quarter of 2005.
     Among the key factors affecting the company’s first quarter earnings were continued strong customer growth at both of the company’s utilities, Nevada Power Company and Sierra Pacific Power Company, and decreases in interest expense primarily due to parent company financing activities.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “These positive results are an indication that the company’s financial health is continuing to improve, and reflects our ongoing focus on strengthening our core business. It also demonstrates the company’s continuing progress in improving shareholder value, and attaining our goals of achieving investment grade status and, ultimately, restoring dividends for our shareholders.”

Nevada Power Company First Quarter Results
     Nevada Power Company reported a net loss of $3.3 million for the first quarter of 2006 compared with a net loss of $8 million for the quarter a year earlier.
     Total electric operating revenues increased by $27.1 million for the quarter over the first quarter of 2005 due to customer growth and energy rate increases. Growth in the number of residential, commercial and industrial electric customers increased by 5%, 4.9% and 1.6%, respectively, in the first quarter of 2006 compared with the first quarter of 2005.
     Depreciation and amortization expenses were higher by $3.8 million for the first quarter of 2006 compared with the same period in 2005, and interest on long-term debt was $1.2 million higher during the quarter compared with the first quarter of 2005 primarily due to the long-term financing for the Silverhawk Generating Station.
     Nevada Power’s first quarter other operating and maintenance expenses increased slightly due to the addition of the Lenzie and Silverhawk power plants, partially offset by lower legal fees.
Sierra Pacific Power Company First Quarter Results
     Sierra Pacific Power reported earnings after preferred dividends of $12.3 million for the first quarter compared with $11.2 million during the first quarter of 2005.
     Total electric operating revenues for the first quarter of 2006 increased by $11.8 million compared with the first quarter of 2005. Total natural gas revenues for the first quarter of 2006 increased by $19.2 million compared with the same quarter in 2005. The revenue increases were the result of higher energy rates and customer growth. Growth in the number of residential and commercial electric customers increased by 2.7% and

2.2%, respectively, while growth in residential, commercial and industrial natural gas customers increased by 4.2%, 3.2% and 23.7%, respectively, in the first quarter of 2006 compared with the first quarter of 2005.
     Sierra Pacific Power’s other operating and maintenance expenses increased by $1.2 million primarily due to timing of generating plant outages.
Webcast Scheduled for 6:30 a.m. PDT Today
     Senior management of Sierra Pacific Resources (SRP: NYSE) will review the company’s financial results, regulatory issues and other matters during a conference call and live webcast today, April 28, at 6:30 a.m. Pacific Daylight Time.
     The webcast will be accessible on the Sierra Pacific Resources web site:
     www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 826632, to access the recording. International callers should dial (320) 365-3844.
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, and weather conditions, particularly during the summer of 2006. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2005, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

First Quarter 2006, Financial Highlights
(In thousands, except for per share amounts)
(Unaudited)

	SPR		NPC		SPPC
First Quarter, 2006	2006	2005	2006	2005	2006	2005
Revenues	$707,056	$648,974	$381,275	$354,134	$325,497	$294,548
Operating Expenses	$647,470	$590,026	$355,612	$330,869	$295,506	$265,029
Earnings/(Deficit) Applicable to Common Stock	$1,242	$(9,486)			$12,297	$11,162
Net Loss			$(3,296)	$(8,033)
Earnings/(Deficit) Applicable to Common Stock — Basic and diluted	$.01	$(.08)